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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE
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Contacts:

     Investor Relations                         Media Relations
     Pete Clemens                               Joel Weiden
     MedPartners, Inc.                          Gavin Anderson & Company
     205-733-8996                               212-515-1970


                 MEDPARTNERS CHANGES NAME TO CAREMARK Rx, INC.

           Reflects Company's Core Focus, Divestiture of PPM Assets


BIRMINGHAM, AL, SEPTEMBER 13, 1999 - MedPartners, Inc. (NYSE: MDM) today announced that it has changed its name to Caremark Rx, Inc. to reflect the Company's focus on its core pharmaceutical services operations, as it has substantially completed the divestiture of its discontinued lines of business, with only 12 practices not under definitive agreements for sale, representing less than 10% of the total estimated proceeds from the divestiture program. In conjunction with this move, the Company's name and symbol on the New York Stock Exchange will change as soon as approval is received from the NYSE. Until then, the stock will continue to trade under the symbol MDM.

"The name change represents the beginning of an exciting new period in this company's evolution. We have essentially completed the divestiture of our physician practice management assets, and now is the time to change the company's name to reflect the future focus of the company," said Mac Crawford, Chairman, President and Chief Executive Officer. "The Caremark name is well-known and respected in the pharmaceutical services industry, and we look forward to continuing to build recognition of the Caremark brand."
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Caremark is a leading prescription benefit manager (PBM), providing comprehensive drug benefit services to over 1,200 health plan sponsors and holding contracts to serve over 18 million participants throughout the U.S. Caremark's clients include managed care organizations, insurance companies, corporate health plans, unions, government agencies, and other funded benefit plans. The company operates a national retail pharmacy network with over 50,000 participating pharmacies, three state-of-the-art mail service pharmacies, the industry's only FDA-regulated repackaging plant and twenty-two JCAHO-accredited specialized therapeutic pharmacies for delivery of advanced medications to patients with chronic or genetic diseases and disorders.

Certain statements contained in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in MedPartners' most recent filings with the Securities and Exchange Commission and also in the Company's Quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999.

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